Exhibit 99.1

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

Highlights:

•

First-quarter 2009 GAAP net earnings from continuing operations attributable to common shareholders of $13.9 million or $0.07 per diluted share vs. $182.0 million or $0.85 per diluted share in the first quarter of 2008

•

First-quarter 2009 non-GAAP net earnings attributable to common shareholders of $49.2 million or $0.24 per diluted share compared to $148.5 million or $0.69 per diluted share in the first quarter of 2008

•	Record first-quarter cash flow from operations of $539 million, an increase of $413 million from the first quarter of 2008

CHICAGO, May 6, 2009 – R.R. Donnelley & Sons Company (NYSE: RRD) today reported first-quarter net earnings from continuing operations attributable to common shareholders of $13.9 million or $0.07 per diluted share on net sales of $2.5 billion compared to net earnings from continuing operations attributable to common shareholders of $182.0 million or $0.85 per diluted share on net sales of $3.0 billion in the first quarter of 2008. The first-quarter net earnings from continuing operations attributable to common shareholders included pre-tax charges for restructuring ($41.4 million) and impairment ($12.8 million) totaling $54.2 million in 2009 and for restructuring ($5.2 million) and impairment ($1.7 million) totaling $6.9 million in 2008. Substantially all of the restructuring charges in both the first quarter of 2009 and the first quarter of 2008 were associated with the reorganization of certain operations and the exiting of certain business activities. The Company’s effective tax rate increased to 41.4% in the first quarter of 2009 from 16.3% in the first quarter of 2008 due to a $38 million tax benefit recognized in the first quarter of 2008 from the favorable settlement of certain federal income tax audits for the years 2000 through 2002 as well as the loss of tax benefits in certain foreign tax jurisdictions in 2009.

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP net earnings attributable to common shareholders totaled $49.2 million or $0.24 per diluted share in the first quarter of 2009 compared to $148.5 million or $0.69 per diluted share in the first quarter of 2008. First-quarter non-GAAP net earnings attributable to common shareholders exclude restructuring and impairment charges and, in 2008, the benefit of the reversal of tax reserves and income from discontinued operations. For non-GAAP comparison purposes, the effective tax rate increased to 37.1% in the first quarter of 2009 from 33.8% in the first quarter of 2008 due primarily to the loss of tax benefits in certain foreign tax jurisdictions in 2009. A reconciliation of GAAP net earnings to non-GAAP net earnings for these adjustments is presented in the attached tables.

“In contrast with our strong performance in the first quarter of 2008, during the first quarter of 2009 we saw the full impact of the contraction in the global economy. This significantly reduced

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

demand in most of the end-markets that we serve,” said Thomas J. Quinlan III, RR Donnelley’s President and Chief Executive Officer. “Despite the resulting decline in revenues, I am pleased with the exceptional cash flow from operations of nearly $540 million, an increase of nearly $415 million from last year’s first quarter. This increase was due to a tax refund, the absence of 2008 incentive compensation that would have been paid in the first quarter of 2009 and the benefit of working capital management that offset lower operating results. We have enhanced our already strong liquidity position, ending the first quarter of 2009 with $2.6 billion in available liquidity.”

Quinlan added, “Our tight financial discipline continues to be focused on maximizing cash flow and maintaining liquidity. As we evaluate deployment of capital, we seek to enhance operational excellence as we serve our customers and to deliver the best long-term returns to our shareholders.”

Business Review (Continuing Operations)

The company reports its results in two reportable segments: 1) U.S. Print and Related Services and 2) International. The company reports as Corporate its unallocated expenses associated with general and administrative activities.

Summary

Net sales in the quarter were $2.5 billion, down 18.1% from the first quarter of 2008 including a 3.5% negative impact from changes in foreign exchange rates. The remaining decrease was caused by volume declines across substantially all product lines and continued price pressure, offset slightly by the acquisitions of Pro Line Printing and PROSA. Gross margin decreased to 23.3% in the first quarter of 2009 from 26.0% in the first quarter of 2008 due to volume and price declines and lower by-products recovery, offset in part by the benefits of our continued productivity efforts and lower variable compensation expense. SG&A expense as a percentage of net sales in the first quarter of 2009 was unchanged from the first quarter of 2008 at 11.5% as continued productivity efforts offset the impact of lower sales. Operating margin, which was negatively impacted by charges for restructuring and impairment of $54.2 million in the first quarter of 2009 and $6.9 million in the first quarter of 2008, decreased to 3.6% in the first quarter of 2009 from 9.0% in the first quarter of 2008.

Excluding charges for restructuring and impairment, the non-GAAP operating margin in the first quarter of 2009 decreased to 5.8% from 9.2% in the first quarter of 2008, as the benefits from our productivity efforts and lower expense for intangible amortization and variable compensation were more than offset by volume and price declines.

Segments

Net sales for the U.S. Print and Related Services segment in the quarter decreased 14.9% to $1.9 billion from the first quarter of 2008 due to volume declines across all product lines and continuing price pressure throughout the segment. The segment’s operating margin, which was negatively impacted by charges for restructuring and impairment of $32.7 million in the first quarter of 2009 and $5.3 million in the first quarter of 2008, decreased to 6.0% in the first quarter of 2009 from 11.9% in the first quarter of 2008. Excluding restructuring and impairment charges, the segment’s non-GAAP operating margin decreased to 7.7% in the first quarter of 2009 from 12.1% in the first quarter of 2008, as the impact of volume and price declines and lower by-products recovery were only partially offset by the benefits of continued productivity efforts and lower variable compensation expense.

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

Net sales for the International segment in the quarter decreased 27.5% to $548.2 million from the first quarter of 2008 including a 13.8% negative impact from changes in foreign exchange rates. The remaining decrease was caused by volume declines in most product lines and price pressure in Europe and Asia. Partially offsetting these declines were volume increases in Latin America. The segment’s operating margin, which was negatively impacted by charges for restructuring and impairment of $18.3 million in the first quarter of 2009 and restructuring charges of $2.8 million in the first quarter of 2008, decreased to 3.0% in the first quarter of 2009 from 6.5% in the first quarter of 2008. Excluding restructuring and impairment charges, the segment’s non-GAAP operating margin decreased to 6.3% in the first quarter of 2009 from 6.8% in the first quarter of 2008 as the impact of volume and price declines was partially offset by the benefits of continued productivity efforts, the elimination of amortization expense on certain intangible assets that were impaired in the fourth quarter of 2008 and lower variable compensation expense.

Unallocated Corporate operating expense decreased to $43.5 million in the first quarter of 2009 from $46.0 million in the first quarter of 2008. Excluding charges for restructuring of $3.2 million in the first quarter of 2009 and a restructuring reversal of $1.2 million in the first quarter of 2008, Corporate operating expense decreased $6.9 million to $40.3 million in the first quarter of 2009, primarily through continued cost control efforts.

Conference Call

RR Donnelley will host a conference call and simultaneous webcast to discuss its first-quarter results today, Wednesday, May 6, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The live webcast will be accessible on RR Donnelley’s web site: http://www.rrdonnelley.com. Individuals wishing to participate can join the conference call by dialing 706.634.1139. A webcast replay will be archived on the Company’s web site for 30 days after the call. In addition, a telephonic replay of the call will be available for seven days at 706.645.9291, passcode 93836046.

About RR Donnelley

RR Donnelley (NYSE: RRD) is the world’s premier full-service provider of print and related services, including business process outsourcing. Founded more than 144 years ago, the company provides products and solutions in commercial printing, direct mail, financial printing, print fulfillment, labels, forms, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services and market-specific solutions. For more information, visit the company’s web site at www.rrdonnelley.com.

Contact Information
Media:	Investors:
Doug Fitzgerald	Dan Leib
EVP, Communications	SVP, Treasurer
630-322-6830	312.326.7710
doug.fitzgerald@rrd.com	dan.leib@rrd.com

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

Use of Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The company does not undertake to and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. The factors that could cause material differences in the expected results of RR Donnelley include, without limitation, the following: the successful execution and integration of acquisitions and the performance of the company’s businesses following acquisitions; the ability to implement comprehensive plans for the integration of the sales force, cost containment, asset rationalization and other key strategies; competitive pressures in all markets in which the company operates; the volatility and disruption of the capital and credit markets, and adverse changes in the global economy; our ability to access unsecured debt in the capital markets and the reliability of the participants to our contractual lending and insurance agreements; factors that affect customer demand, including changes in postal rates and postal regulations, changes in the capital markets, changes in advertising markets, the rate of migration from paper-based forms to digital format, customers’ budgetary constraints and customers’ changes in short-range and long-range plans; customers’ financial strength; shortages or changes in availability, or increases in costs of, key materials (such as ink, paper and fuel); and other risks and uncertainties described in RR Donnelley’s periodic filings with the Securities and Exchange Commission (SEC). Readers are strongly encouraged to read the full cautionary statements contained in RR Donnelley’s filings with the SEC.

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

R. R. Donnelley & Sons Company

Condensed Consolidated Balance Sheets

As of March 31, 2009 and December 31, 2008

(UNAUDITED)

(In millions, except per share data)

	March 31, 2009	December 31, 2008
Assets

Current Assets
Cash and cash equivalents	$1,027.6	$324.0
Restricted cash equivalents	0.2	7.9
Receivables, less allowance for doubtful accounts	1,706.3	1,903.2
Income taxes receivable	27.9	189.4
Inventories	592.2	695.7
Prepaid expenses and other current assets	88.6	104.6
Deferred income taxes	55.3	56.2

Total Current Assets	$3,498.1	$3,281.0

Property, plant and equipment - net	2,462.8	2,564.0
Goodwill	2,431.7	2,425.9
Other intangible assets - net	810.5	831.1
Other noncurrent assets	392.2	392.3

Total Assets	$9,595.3	$9,494.3

Liabilities

Current Liabilities
Accounts payable	$718.9	$767.6
Accrued liabilities	764.5	795.7
Short-term and current portion of long-term debt	826.7	923.5

Total Current Liabilities	$2,310.1	$2,486.8

Long-term debt	3,603.3	3,203.3
Pension liability	482.7	491.5
Postretirement benefit obligations	292.5	291.9
Deferred income taxes	255.9	260.9
Other noncurrent liabilities	407.8	417.6
Liabilities of discontinued operations	0.4	0.4

Total Liabilities	$7,352.7	$7,152.4

Equity

Common stock, $1.25 par value Authorized shares: 500.0 Issued shares: 243.0 in 2009 and 2008	$303.7	$303.7

Additional paid-in capital	2,892.2	2,885.7

Retained earnings	864.6	903.8

Accumulated other comprehensive loss	(647.2)	(580.7)

Treasury stock, at cost, 37.3 shares in 2009 (2008 - 37.2 shares)	(1,195.7)	(1,194.0)

Total Shareholders’ Equity	2,217.6	2,318.5

Total Noncontrolling Interests	25.0	23.4

Total Equity	$2,242.6	$2,341.9

Total Liabilities and Equity	$9,595.3	$9,494.3

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2009 and 2008

(In millions, except per share data)

(UNAUDITED)

	Three Months Ended March 31,
	2009 GAAP	ADJUSTMENTS TO NON-GAAP	2009 NON-GAAP	2008 GAAP	ADJUSTMENTS TO NON-GAAP	2008 NON-GAAP
Net sales	$2,455.6	$—	$2,455.6	$2,997.1	$—	$2,997.1

Cost of sales (exclusive of depreciation and amortization shown below)	1,882.8	—	1,882.8	2,218.2	—	2,218.2
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	283.2	—	283.2	344.7	—	344.7
Restructuring and impairment charges	54.2	(54.2)	—	6.9	(6.9)	—
Depreciation and amortization	148.0	—	148.0	157.6	—	157.6

Total operating expenses	2,368.2	(54.2)	2,314.0	2,727.4	(6.9)	2,720.5

Income from continuing operations	87.4	54.2	141.6	269.7	6.9	276.6

Interest expense - net	59.1	—	59.1	57.0	—	57.0
Investment and other income (expense) - net	(0.3)	—	(0.3)	4.6	—	4.6

Earnings from continuing operations before income taxes	28.0	54.2	82.2	217.3	6.9	224.2

Income tax expense	11.6	18.9	30.5	35.4	40.4	75.8

Net earnings from continuing operations	16.4	35.3	51.7	181.9	(33.5)	148.4

Income from discontinued operations - net of tax	—	—	—	0.5	(0.5)	—

Net earnings	16.4	35.3	51.7	182.4	(34.0)	148.4

Less: (Income) loss attributable to noncontrolling interests	(2.5)	—	(2.5)	0.1	—	0.1

Net earnings attributable to common shareholders	$13.9	$35.3	$49.2	$182.5	$(34.0)	$148.5

Earnings per share attributable to common shareholders
Basic:
Net earnings from continuing operations	$0.07		$0.24	$0.85		$0.69
Income from discontinued operations, net of tax	—		—	—		—

Net earnings attributable to common shareholders	$0.07		$0.24	$0.85		$0.69

Diluted:
Net earnings from continuing operations	$0.07		$0.24	$0.85		$0.69
Income from discontinued operations, net of tax	—		—	—		—

Net earnings attributable to common shareholders	$0.07		$0.24	$0.85		$0.69

Weighted average common shares outstanding:
Basic	205.2		205.2	214.5		214.5
Diluted	206.7		206.7	215.0		215.0

Amounts attributable to common shareholders
Net earnings from continuing operations	$13.9		$49.2	$182.0		$148.5
Income from discontinued operations, net of tax	—		—	0.5		—

Net earnings attributable to common shareholders	$13.9		$49.2	$182.5		$148.5

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

R.R. Donnelley & Sons Company

Reconciliation of GAAP to Non-GAAP Measures

IN MILLIONS, EXCEPT PER SHARE AND MARGIN DATA

(UNAUDITED)

	Three Months Ended March 31, 2009				Three Months Ended March 31, 2008
	Income from continuing operations	Operating margin	Net earnings attributable to common shareholders	Net earnings attributable to common shareholders per diluted share	Income from continuing operations	Operating margin	Net earnings attributable to common shareholders	Net earnings attributable to common shareholders per diluted share
GAAP basis measures	$87.4	3.6%	$13.9	$0.07	$269.7	9.0%	$182.5	$0.85

Non-GAAP adjustments:
Restructuring and impairment charges (1)	54.2	2.2%	35.3	0.17	6.9	0.2%	4.5	0.02
Income tax adjustments (2)	—	—	—	—	—	—	(38.0)	(0.18)
(Income) loss from discontinued operations	—	—	—	—	—	—	(0.5)	—

Total Non-GAAP adjustments	$54.2	2.2%	$35.3	$0.17	$6.9	0.2%	$(34.0)	$(0.16)

Non-GAAP measures	$141.6	5.8%	$49.2	$0.24	$276.6	9.2%	$148.5	$0.69

(1)	Restructuring and impairment charges (pre-tax): Operating results for the three months ended March 31, 2009 and 2008 were affected by the following restructuring and impairment charges:

	2009	2008
Employee termination costs (a)	$39.0	$4.6
Lease termination and other facility closure costs	2.4	0.6

Total restructuring expense	$41.4	$5.2

	2009	2008
Impairment charges (b)	$12.8	$1.7

(a)	employee termination costs resulted from the reorganization of certain operations and the exiting of certain business activities.
(b)	impairment charges related to the impairment of other long-lived assets.

(2)	Income tax adjustments: Net earnings for the three months ended March 31, 2008 were affected by a $38 million reversal of reserves for uncertain tax positions.

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

R. R. Donnelley & Sons Company

Segment GAAP to Non-GAAP Operating Income and Margin Reconciliation

For the Three Months Ended March 31, 2009 and 2008

$ IN MILLIONS

(UNAUDITED)

	U.S. Print and Related Services	International	Corporate	Consolidated
Three Months Ended March 31, 2009
Net sales	$1,907.4	$548.2	$—	$2,455.6
Operating expense	1,793.0	531.7	43.5	2,368.2

Operating income (loss)	114.4	16.5	(43.5)	87.4
Operating margin %	6.0%	3.0%	nm	3.6%

Non-GAAP Adjustments
Restructuring charges	24.3	13.9	3.2	41.4
Impairment charges	8.4	4.4	—	12.8

Total Non-GAAP adjustments	32.7	18.3	3.2	54.2

Operating income (loss) excluding restructuring and impairment charges	$147.1	$34.8	$(40.3)	$141.6
Operating margin before restructuring and impairment charges %	7.7%	6.3%	nm	5.8%

Depreciation and amortization	107.7	30.3	10.0	148.0
Capital expenditures	35.7	16.2	3.0	54.9

Three Months Ended March 31, 2008
Net sales	$2,240.7	$756.4	$—	$2,997.1
Operating expense	1,974.0	707.4	46.0	2,727.4

Operating income (loss)	266.7	49.0	(46.0)	269.7
Operating margin %	11.9%	6.5%	nm	9.0%

Non-GAAP Adjustments
Restructuring charges	3.6	2.8	(1.2)	5.2
Impairment charges	1.7	—	—	1.7

Total Non-GAAP adjustments	5.3	2.8	(1.2)	6.9

Operating income (loss) excluding restructuring and impairment charges	$272.0	$51.8	$(47.2)	$276.6
Operating margin before restructuring and impairment charges %	12.1%	6.8%	nm	9.2%

Depreciation and amortization	104.3	42.9	10.4	157.6
Capital expenditures	47.7	21.2	3.0	71.9

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

R. R. Donnelley & Sons Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2009 and 2008

IN MILLIONS

(UNAUDITED)

	2009	2008
Operating Activities
Net earnings	$16.4	$182.4
(Income) loss from discontinued operations	—	(0.5)
Adjustment to reconcile net earnings to cash provided by operating activities	183.5	177.7
Changes in operating assets and liabilities	338.8	(233.1)

Net cash provided by operating activities of continuing operations	538.7	126.5
Net cash used in operating activities of discontinued operations	—	(0.8)

Net cash provided by operating activities	$538.7	$125.7

Net cash used in investing activities	$(72.2)	$(170.0)

Net cash provided by financing activities	$249.3	$48.4

Effect of exchange rate on cash and cash equivalents	(12.2)	14.6

Net increase in cash and cash equivalents	$703.6	$18.7

Cash and cash equivalents at beginning of period	324.0	379.0

Cash and cash equivalents at end of period	$1,027.6	$397.7

Supplemental non-cash disclosure:
Use of restricted cash to fund obligations associated with deferred compensation plans	$0.1	$24.0

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

R.R. Donnelley & Sons Company

Revenue Reconciliation Reported to Pro Forma

For the Three Months Ended March 31, 2009 and 2008

$ IN MILLIONS

(UNAUDITED)

	Reported net sales	Adjustment for net sales of acquired businesses	Pro forma net sales
Three Months Ended March 31, 2009
U.S. Print and Related Services	$1,907.4	$—	$1,907.4
International	548.2	—	548.2

Consolidated	$2,455.6	$—	$2,455.6

Three Months Ended March 31, 2008
U.S. Print and Related Services	$2,240.7	$23.6	$2,264.3
International	756.4	5.2	$761.6

Consolidated	$2,997.1	$28.8	$3,025.9

Net sales change
U.S. Print and Related Services	-14.9%		-15.8%
International	-27.5%		-28.0%
Consolidated	-18.1%		-18.8%

The reported results of the company include the results of acquired businesses from the acquisition date forward. The company has provided this schedule to reconcile reported net sales for the three months ended March 31, 2009 and 2008 to pro forma net sales as if the acquisitions took place at the beginning of the respective periods.

For the three months ended March 31, 2008, the adjustment for net sales presents the combined results of acquired businesses, Pro Line Printing, Incorporated (acquired March 14, 2008), and PROSA (acquired January 2, 2009).

RR DONNELLEY REPORTS FIRST-QUARTER 2009 RESULTS

R.R. Donnelley & Sons Company

Liquidity Summary

As of March 31, 2009 and March 31, 2008

$ IN MILLIONS

(UNAUDITED)

Total Liquidity (1)	March 31, 2009	March 31, 2008
Cash (2)	$1,027.6	$397.7
Committed Credit Facility (“Facility”) (3)	2,000.0	2,000.0

	3,027.6	2,397.7

Usage
Commercial paper	—	516.8
Borrowings under Facility	400.0	350.0
Letters of credit outstanding under Facility	35.5	23.8

	435.5	890.6

Net Available Liquidity	$2,592.1	$1,507.1

(1)	Liquidity does not include credit facilities of non-U.S. subsidiaries, which are uncommitted facilities.
(2)	Approximately 40% of the cash as of March 31, 2009 and 87% of the cash as of March 31, 2008 is located outside the U.S.; permanent repatriation to the U.S. would be taxable. Cash balance at March 31, 2009 includes $400 million used to repay April 1, 2009 senior note maturity.
(3)	$2 billion committed credit facility maturing on January 6, 2012.